Exhibit 4.3

WARRANT

to Purchase up to [                ,000] Shares of the

Common Stock, $0.01 Par Value Per Share,

of

LINKBANCORP, INC.

This is to certify that, for value received,                     , an adult individual, or any permitted transferee (collectively, the “Holder”) is entitled to purchase, subject to the provisions of this Warrant, from LINKBANCORP, Inc., a Pennsylvania corporation (the “Company”), at any time on or after the date hereof, an aggregate of up to              fully paid and non-assessable shares of common stock, $0.01 par value (the “Common Stock”), of the Company at a price per share equal to $10.00, subject to adjustment as herein provided (the “Exercise Price”).

1.    Exercise of Warrant.

(A)    Subject to the provisions hereof, this Warrant may be exercised, in whole or in part, or transferred (solely to a spouse or lineal descendant of the Holder by will or the laws of descent and distribution) at any time or from time to time on or after the date hereof. This Warrant shall be exercised by presentation and surrender hereof to the Company at the principal office of the Company, accompanied by such other documents and payments as required under the Agreement. The Exercise Price for the number of shares of Common Stock specified in the notice shall be payable in either immediately available funds or by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of the Warrant having a Fair Market Value, at the time of exercise, equal to the aggregate Warrant Exercise Price.

(B)    For purposes of Section 1(A), “Fair Market Value” shall mean, the value of a share of the Common Stock, determined as follows: (i) if the Common Stock is listed on any national stock exchange or actively traded (as determined by the Board of Directors in good faith) on a national interdealer quotation system, the Fair Market Value shall be the closing price (or if no sales of shares were reported on any stock exchange or quoted on any interdealer quotation system on that day, the price on the next preceding trading day on which such price was quoted) as quoted on such exchange or interdealer quotation system on the day of determination, as reported in the Wall Street Journal or such other source as the Board of Directors of the Company deems reliable; or (ii) in the absence of an established or active market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board of Directors, and such determination shall be conclusive and binding on all persons.

2.    Issuance of Common Stock. Upon such presentation and surrender of the Warrant, the Company shall issue promptly (and within one business day if reasonably requested by the

Holder) to the Holder or its assignee, transferee or designee the number of shares of Common Stock to which the Holder is entitled hereunder. The Company covenants and warrants that such shares of Common Stock, when so issued, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all liens and encumbrances. If this Warrant is exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares of Common Stock issuable hereunder. Upon receipt by the Company of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company may then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates pursuant to this Section 1 in the name of the Holder or its assignee, transferee or designee.

3.    Reservation of Shares; Preservation of Rights of Holder. The Company shall at all times while this Warrant is outstanding and unexercised, maintain and reserve, free from preemptive rights, such number of authorized but unissued shares of Common Stock as may be necessary so that this Warrant may be exercised without any additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of Common Stock at the time outstanding. The Company further agrees that (i) it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act or omission, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder or under the Agreement, (ii) it will promptly take all action (including complying with any applicable notification and/or reporting obligations under applicable laws) in order to permit the Holder to exercise this Warrant and the Company duly and effectively to issue shares of its Common Stock hereunder, and (iii) it will promptly take all action reasonably necessary to protect the rights of the Holder against dilution as provided herein.

4.    Fractional Shares. The Company shall not be required to issue any fractional shares of Common Stock upon exercise of this Warrant. In lieu of any fractional shares, the Holder shall be entitled to receive an amount in cash equal to the amount of such fraction multiplied by the Exercise Price.

5.    Exchange or Loss of Warrant. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of the Company for other warrants of different denominations entitling the Holder to purchase, in the aggregate, the same number of shares of Common Stock issuable hereunder. The term “Warrant” as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

6.    Adjustment. The number of shares of Common Stock issuable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as provided in this Section.

(A)    Stock Dividends, etc.

(1)    Stock Dividends. In case the Company shall pay or make a dividend or other distribution on any class of capital stock of the Company payable in Common Stock, the number of shares of Common Stock then issuable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction, of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such distribution, and the numerator shall be the sum of such number of shares and the total number of shares of Common Stock constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

(2)    Subdivisions. In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the number of shares of Common Stock then issuable upon exercise of this Warrant at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the number of shares of Common Stock then issuable upon exercise of this Warrant at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the date upon which such subdivision or combination becomes effective.

(3)    Reclassifications. The reclassification of Common Stock into securities (other than Common Stock), cash or other consideration shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number or amount of securities, cash and other consideration outstanding immediately thereafter, and the effective date of such reclassification shall be deemed to be “the day upon which such subdivision becomes effective,” or “the day upon which such combination becomes effective,” as the case may be, within the meaning of clause (2) above.

(4)    Optional Adjustments. The Company may make such increases in the number of shares of Common Stock issuable upon exercise of this Warrant, in addition to those otherwise required by Section 6(A), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients.

(5)    Adjustment to Exercise Price. Whenever the number of shares of Common Stock issuable upon exercise of this Warrant is adjusted as provided in Section 6(A), the Exercise Price shall be adjusted by a fraction in which the numerator is equal to the number of shares of Common Stock issuable prior to the adjustment and the denominator is equal to the number of shares of Common Stock issuable after the adjustment, rounded to the nearest cent.

(B)    Definition. For purposes of this Section 6, the term “Common Stock” shall include (1) any shares of the Company of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company, and (2) any rights or options to subscribe for or to purchase shares of Common Stock or any stock or securities convertible into or exchangeable for shares of Common Stock (such convertible or exchangeable stock or securities being hereinafter called “Convertible Securities”), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable. For purposes of any adjustments made under Section 6(A) or 6(B) as a result of the distribution, sale or other issuance of rights or options or Convertible Securities, the number of shares of Common Stock outstanding after or as a result of the occurrence of events described in Section 6(A)(1) or 6(B)(1) shall be calculated by assuming that all such rights, options or Convertible Securities have been exercised for the maximum number of shares issuable thereunder.

7.    Notice. Whenever the number of shares of Common Stock for which this Warrant is exercisable is adjusted as provided in Section 6, the Company shall promptly compute such adjustment and mail to the Holder a certificate, signed by the principal financial officer of the Company, setting forth the number of shares of Common Stock for which this Warrant is exercisable as a result of such adjustment having become effective.

8.    Rights of the Holder.

(A)    Without limiting the foregoing or any remedies available to the Holder, it is specifically acknowledged that the Holder would not have an adequate remedy at law for any breach of the provisions of this Warrant and shall be entitled to seek specific performance of the Company’s obligations under, and injunctive relief against any actual or threatened violation of the obligations of any person subject to, this Warrant.

(B)    The Holder shall not, by virtue of having the status of a Holder, be entitled to any rights of a stockholder in the Company.

9.    Termination; Successor. This Warrant and the rights conferred hereby shall terminate on the tenth anniversary date of the date of this Warrant. Any successor by merger to the Corporation shall expressly assume the obligations of this Warrant.

10.    Governing Law. This Warrant shall be deemed to have been delivered in, and shall be governed by and interpreted in accordance with the substantive laws of, the Commonwealth of Pennsylvania.

Dated:             , 201

LINKBANCORP, INC.

By:
Name:
Title:

Attest: